Exhibit 23(E)

[Aarons Grant & Habif, LLC Letterhead]

TIAA Real Estate Account
c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York, 10017-3206

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 28, 2006 with respect to the statement of revenues and certain expenses of Camelback Center - Phoenix, Arizona for the year ended December 31, 2005, and to the use of our report dated October 18, 2007 with respect to the statement of revenues and certain expenses of Pacific Plaza – San Diego, California for the year ended December 31, 2006, in the Registration Statement (Form S-1) and related prospectus of TIAA Real Estate Account.

Yours very truly,

Aarons Grant & Habif, LLC
March 13, 2008